Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 7, 2018

HURCO REPORTS THIRD QUARTER RESULTS FOR FISCAL 2018

INDIANAPOLIS, INDIANA – September 7, 2018, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the third fiscal quarter ended July 31, 2018. Hurco recorded net income of $6,500,000, or $0.95 per diluted share, for the third quarter of fiscal 2018 compared to net income of $3,888,000, or $0.58 per diluted share, for the corresponding period in fiscal 2017. For the nine months of fiscal 2018, Hurco reported net income of $13,188,000, or $1.93 per diluted share, compared to $8,414,000, or $1.25 per diluted share, for the corresponding period in fiscal 2017.

Sales and service fees for the third quarter of fiscal 2018 were $78,752,000, an increase of $17,982,000, or 30%, compared to the corresponding prior year period and included a favorable currency impact of $1,780,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the nine months of fiscal 2018 were $217,620,000, an increase of $49,884,000, or 30%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of $11,083,000, or 7%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Michael Doar, Chief Executive Officer, stated, "A record sales quarter with growth in each of our three geographic regions is a good way to transition into the fourth quarter of our fiscal year. The European and Asian machine tool markets have continued to be particularly strong and have been the largest contributing factors to our year-over-year surge in demand for Hurco machines. For the quarter, the 30% increase in sales year-over-year and a 64% increase in diluted earnings per share year-over-year translate to a meaningful return for our shareholders. In September 2018, we will be celebrating our 50th Anniversary at the 2018 International Manufacturing Technology Show (“IMTS”) at the McCormick Place in Chicago. At the exhibition, we plan to showcase our 5-axis and 3-axis vertical milling machines, our turning machines, as well as our capabilities in automation. In addition, we will headline our latest control software, which streamlines turning and milling, introduces new 3D import features with 3D DXF and demonstrates our next generation 3D print head adapter. IMTS is a great venue to celebrate both the history and future of Hurco.”

The following table sets forth net sales and service fees by geographic region for the third quarter and nine months ended July 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Americas	$19,478	$17,184	$2,294	13%	$62,161	$51,943	$10,218	20%
Europe	44,146	33,813	10,333	31%	120,710	90,957	29,753	33%
Asia Pacific	15,128	9,773	5,355	55%	34,749	24,836	9,913	40%
Total	$78,752	$60,770	$17,982	30%	$217,620	$167,736	$49,884	30%

Sales in the Americas for the third quarter and nine months of fiscal 2018 increased by 13% and 20%, respectively, compared to the corresponding periods in fiscal 2017, due primarily to improved U.S. market conditions and demand from U.S. customers for the Hurco and Milltronics product lines. The increase in sales was mainly attributable to an increased sales volume of vertical milling and lathe machines from the Hurco, Milltronics and Takumi product lines.

European sales for the third quarter of fiscal 2018 increased by 31%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of 4%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in European sales for the third quarter of fiscal 2018 resulted mainly from increased customer demand for Hurco vertical milling and lathe machines in Germany, the United Kingdom and France. European sales for the nine months of fiscal 2018 increased by 33%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of 11%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in European sales for the nine months of fiscal 2018 was primarily due to increased customer demand for Hurco vertical milling and lathe machines in Germany, the United Kingdom and Italy.

Asian Pacific sales for the third quarter and nine months of fiscal 2018 increased by 55% and 40%, respectively, compared to the corresponding periods in fiscal 2017, and included a favorable currency impact of 3% and 6%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase in Asian Pacific sales for the third quarter and nine months of fiscal 2018 was primarily attributable to increased customer demand for Hurco and Takumi vertical milling and lathe machines in China and India.

Orders for the third quarter of fiscal 2018 were $75,991,000, an increase of $13,446,000, or 21%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of $1,955,000, or 3%, when translating foreign orders to U.S. dollars. Orders for the nine months of fiscal 2018 were $232,822,000, an increase of $45,893,000, or 25%, compared to the corresponding period in fiscal 2017, and included a favorable currency impact of $12,301,000, or 7%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third quarter and nine months ended July 31, 2018 and 2017 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Americas	$21,522	$19,728	$1,794	9%	$62,905	$58,544	$4,361	7%
Europe	44,635	35,821	8,814	25%	134,945	100,741	34,204	34%
Asia Pacific	9,834	6,996	2,838	41%	34,972	27,644	7,328	27%
Total	$75,991	$62,545	$13,446	21%	$232,822	$186,929	$45,893	25%

Orders in the Americas for the third quarter and nine months of fiscal 2018 increased by 9% and 7%, respectively, compared to the corresponding periods in fiscal 2017. These increases were largely attributable to increased customer demand for Hurco and Takumi vertical milling machines.

European orders for the third quarter of fiscal 2018 increased by 25%, compared to the corresponding prior year period, and included a favorable currency impact of 5%, when translating foreign orders to U.S. dollars. This increase in orders resulted mainly from increased customer demand for Hurco vertical milling and lathe machines in Germany, France and the United Kingdom, as well as increased customer demand for machine tool components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. (“LCM”). For the nine months of fiscal 2018, European orders increased by 34%, compared to the corresponding prior year period, and included a favorable currency impact of 11%, when translating foreign orders to U.S. dollars. The year-over-year increase in European orders in the nine months ended July 31, 2018 was driven predominantly by increased customer demand for Hurco vertical milling and lathe machines in Germany, France, Italy and the United Kingdom, and increased demand for LCM machine tool components and accessories.

Asian Pacific orders for the third quarter of fiscal 2018 increased by 41%, compared to the corresponding prior year period, and included a slight unfavorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. This increase in Asian Pacific orders was due primarily to increased customer demand for Hurco vertical milling machines in India and Southeast Asia, as well as increased customer demand for Takumi vertical milling machines in China. Asian Pacific orders for the nine months of fiscal 2018 increased by 27%, compared to the corresponding prior year period, and included a favorable currency impact of 5%, when translating foreign orders to U.S. dollars. The year-over-year increase in orders was mostly due to increased customer demand for Hurco vertical milling machines in China, India and Southeast Asia, partially offset by a reduction in customer demand for Takumi vertical milling machines in China.

Gross profit for the third quarter of fiscal 2018 was $24,521,000, or 31% of sales, compared to $17,540,000, or 29% of sales, for the corresponding prior year period. For the nine months of fiscal 2018, gross profit was $63,955,000, or 29% of sales, compared to $47,195,000, or 28% of sales, for the corresponding prior year period. The year-over-year increase in gross profit as a percentage of sales in both periods reflected the increased volume of sales of Hurco machines, particularly in Europe, and the favorable impact of foreign currency translation compared to the corresponding prior year period.

Selling, general and administrative expenses for the third quarter of fiscal 2018 were $15,160,000, or 19% of sales, compared to $12,395,000, or 20% of sales, in the corresponding period in fiscal 2017.  For the nine months of fiscal 2018, selling, general and administrative expenses were $41,446,000, or 19% of sales, compared to $35,276,000, or 21% of sales, in the corresponding period in fiscal 2017.  The year-over-year increases in selling, general and administrative expenses for the third quarter and nine months of fiscal 2018 were driven by unfavorable currency impacts of $91,000 and $1,540,000, respectively, when translating foreign expenses to U.S. dollars for financial reporting purposes, as well as increased expenses for global marketing and employee incentive compensation.

The effective tax rates for the third quarter and nine months of fiscal 2018 were 28% and 40%, respectively, compared to 26% and 29%, respectively, in the corresponding prior year periods. The year-over-year increase in the effective tax rate for the third quarter principally resulted from a shift in geographic mix of income and loss among tax jurisdictions. The year-over-year increase in the effective tax rate for the nine months of fiscal 2018 was primarily attributable to one-time charges of $2,894,000 related to the Tax Cuts and Jobs Act that was enacted on December 22, 2017. The impact of these one-time charges increased the effective tax rate by approximately 39% for the first quarter of fiscal 2018.  Excluding the impact of these charges, earnings per diluted share would have been $0.43 higher than the earnings per diluted share we reported for the nine months of fiscal 2018.

Cash and cash equivalents totaled $77,011,000 at July 31, 2018, compared to $66,307,000 at October 31, 2017. Working capital was $189,488,000 at July 31, 2018, compared to $175,526,000 at October 31, 2017. The increase in working capital was mostly driven by an increase in cash and inventories, partially offset by a reduction in accounts receivable and an increase in accounts payable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives, including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Sales and service fees	$78,752	$60,770	$217,620	$167,736
Cost of sales and service	54,231	43,230	153,665	120,541
Gross profit	24,521	17,540	63,955	47,195
Selling, general and administrative expenses	15,160	12,395	41,446	35,276
Operating income	9,361	5,145	22,509	11,919
Interest expense	29	21	74	66
Interest income	78	14	108	32
Investment income	58	5	180	85
Other (income) expense, net	457	(98)	868	193
Income before taxes	9,011	5,241	21,855	11,777
Provision for income taxes	2,511	1,353	8,667	3,363
Net income	$6,500	$3,888	$13,188	$8,414
Income per common share
Basic	$0.96	$0.58	$1.95	$1.26
Diluted	$0.95	$0.58	$1.93	$1.25
Weighted average common shares outstanding
Basic	6,717	6,624	6,694	6,608
Diluted	6,788	6,695	6,774	6,674

OTHER CONSOLIDATED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
Operating Data:	2018	2017	2018	2017
	(unaudited)		(unaudited)
Gross margin	31%	29%	29%	28%
SG&A expense as a percentage of sales	19%	20%	19%	21%
Operating income as a percentage of sales	12%	8%	10%	7%
Pre-tax income as a percentage of sales	11%	9%	10%	7%
Effective tax rate	28%	26%	40%	29%
Depreciation and amortization	$937	$936	$2,848	$2,718
Capital expenditures	$1,678	$1,261	$4,574	$3,367

Balance Sheet Data:	7/31/2018	10/31/2017
	(unaudited)	(audited)
Working capital	$189,488	$175,526
Days sales outstanding (unaudited)	46	46
Inventory turns (unaudited)	1.6	1.5
Capitalization
Total debt	$1,468	$1,507
Shareholders' equity	216,075	203,085
Total	$217,543	$204,592

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31,	October 31,
	2018	2017
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$77,011	$66,307
Accounts receivable, net	45,814	50,094
Inventories, net	135,931	119,948
Derivative assets	2,157	596
Prepaid expenses	9,956	7,913
Other	2,153	1,557
Total current assets	273,022	246,415

Property and equipment:
Land	868	841
Building	7,352	7,352
Machinery and equipment	27,147	25,652
Leasehold improvements	3,815	3,503
	39,182	37,348
Less accumulated depreciation and amortization	(26,101)	(25,167)
Total property and equipment	13,081	12,181

Non-current assets:
Software development costs, less accumulated amortization	7,059	6,226
Goodwill	2,449	2,440
Intangible assets, net	988	1,076
Deferred income taxes	4,088	6,176
Investments and other assets, net	7,500	7,131
Total non-current assets	22,084	23,049
Total assets	$308,187	$281,645

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$58,957	$47,638
Accrued expenses	20,998	20,012
Derivative liabilities	2,111	1,732
Short-term debt	1,468	1,507
Total current liabilities	83,534	70,889

Non-current liabilities:
Deferred income taxes	2,560	3,821
Accrued tax liability	2,445	133
Deferred credits and other obligations	3,573	3,717
Total non-current liabilities	8,578	7,671

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,885,246 and 6,799,006 shares issued and 6,716,898 and 6,641,197 shares outstanding as of July 31, 2018 and October 31, 2017, respectively	672	664
Additional paid-in capital	63,854	61,344
Retained earnings	160,303	149,267
Accumulated other comprehensive loss	(8,754)	(8,190)
Total shareholders' equity	216,075	203,085
Total liabilities and shareholders' equity	$308,187	$281,645